Exhibit 11

                  UNITED VANGUARD HOMES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                                                      Primary Earnings per Share
                                                                      --------------------------

                                                          For the three months               For the six months
                                                          ended September 30,                ended September 30,
                                                          1996             1995              1996             1995
                                                          ----             ----              ----             ----
Earnings                                                  $    61,651    $    88,093         $   100,255      $  126,785
Shares:
     Weighted average shares outstanding (1)                1,700,266      1,158,118           1,698,791       1,158,118
     Dilutive stock options and warrants                         -              -                  -               -
                                                          -----------    -----------         -----------      ----------

Weighted average common and
equivalent shares outstanding                               1,700,266      1,158,118           1,698,791       1,158,118
                                                          -----------    -----------         -----------      ----------

Primary earnings per share:                                     $0.04          $0.08               $0.06           $0.11
                                                          ===========    ===========         ===========      ==========

                                                                   FULLY DILUTED EARNINGS PER SHARE

                                                            For the three months               For the six months
                                                             ended September 30,                ended September 30,
                                                          1996             1995              1996             1995
                                                          ----             ----              ----             ----

Earnings                                                  $    61,651    $    88,093         $   100,255      $  126,785

Net interest expense related to convertible debt               22,280         40,349              44,319          80,259
                                                          -----------    -----------         -----------      ----------
     Adjusted net earnings                                     83,931        128,442             144,574         207.044
                                                          -----------    -----------         -----------      ----------

Shares:
     Weighted average shares outstanding (1)                1,700,266      1,158,118           1,698,791       1,158,118
     Dilutive stock options and warrants                         -              -                   -               -
     Common shares issuable upon conversion                   190,876        400,280             190,876         400,280

Weighted average common and equivalent shares
outstanding (1)                                             1,891,142      1,558,398           1,889,667       1,158,398
                                                            ----------   -----------         -----------      -----------

Fully diluted earnings per share                                $0.04          $0.08               $0.08           $0.13
                                                          ===========    ===========         ===========      ==========

(1) Excluded from the weighted average shares outstanding are 540,684 common shares to be held in escrow, for which the conditions for release are not currently being met.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.